Exhibit 99.1

DPL Reports 1st Quarter 2009 Earnings;

Reaffirms 2009 Earnings Guidance

DAYTON, Ohio — April 29, 2009 — DPL Inc. (NYSE: DPL) today reported first quarter 2009 earnings of $0.61 per share, compared to $0.66 per share for the same period in 2008.  Earnings per share information reported in this press release are based on diluted shares outstanding unless otherwise noted.  Total diluted shares outstanding were 112.7 million for the first quarter of 2009 and 116.4 million for the same period in 2008.

The key drivers behind first quarter 2009 earnings compared to 2008 were:

•                  Lower wholesale revenue of $26.2 million or $0.15 per share primarily due to reduced generation, lower demand, and lower market prices; and

•                  Reduced gains from the sale of emission allowances of $24.3 million or $0.14 per share; offset by

•                  Deferral of RTO transmission, capacity, and other PJM-related costs of $23.0 million or $0.13 per share ($13.5 million relates to 2008 cost deferrals); and

•                  Lower purchased power costs of $19.9 million or $0.11 per share primarily due to reduced purchased power volumes.

“Despite the economic challenges, the company had a successful start to 2009” said Paul Barbas, DPL President and Chief Executive Officer.  “We continue to realize significant benefits through our coal optimization process, mitigating underlying increases in base fuel costs.  Looking forward in 2009, we will continue to emphasize operational improvement and cost control within our electric business and remain on target to meet our 2009 earnings guidance of $2.00 to $2.30 per share.”

Conference Call and Webcast

At 9:00 a.m. Eastern Time on Thursday, April 30, 2009, DPL will host a conference call and webcast to review first quarter 2009 financial results.  The conference call will be available in listen-only mode for investors, media and the public by dialing 888.713.4211 for domestic participants or 617.213.4864 for international callers.  The access code is 82112190.  Please dial into the call at least fifteen minutes prior to the start of the call to register.

The webcast can be accessed real-time on DPL’s website at www.dplinc.com.  Interested parties are encouraged to visit the website at least fifteen minutes prior to the start of the webcast in order to properly register.  The live webcast will be available for replay on the DPL website in the investor relations section following the conference call.

First Quarter 2009 Financial Results

Revenues decreased $1.1 million to $415.0 million for the three months ended March 31, 2009 compared to $416.1 million for the same period in 2008.  This decrease was primarily the result of lower retail and wholesale sales volumes, and lower average wholesale rates partially offset by higher average retail rates and higher RTO capacity revenues.

Retail revenues increased $2.2 million resulting from higher average retail rates due largely to the continued recovery of environmental costs and the expiration of certain statutory and settlement rate discounts in 2009, largely offset by a 9% decrease in sales volume, primarily driven by the economy and milder weather.

Wholesale revenues decreased $26.2 million primarily as a result of a $5.3 million, or 15%, decrease in average wholesale market prices and a $20.9 million decrease in wholesale sales volume.  The decrease in wholesale sales was primarily driven by reduced generation and lower demand.

RTO capacity revenues increased $22.2 million, offset by a $24.3 million increase in capacity costs recorded in purchased power.

	Three Months Ended March 31,
$ in millions	2009	2008	Variance
Retail	$320.3	$318.1	$2.2
Wholesale	30.9	57.1	(26.2)
RTO Revenues	25.5	24.9	0.6
RTO Capacity	35.4	13.2	22.2
Other Revenues	2.9	2.8	0.1
Total Revenues	$415.0	$416.1	$(1.1)

Fuel Costs, which include coal, gas, oil, and emission allowances, increased $19.5 million, or 32%, for the three months ended March 31, 2009 compared to the same period in 2008, primarily due to a $24.3 million reduction in gains realized on emission allowance sales. Remaining fuel costs decreased $4.8 million due to increased gains on coal sales of $17.5 million and reduced internal generation, partially offset by a $19.4 million increase in average fuel prices.

	Three Months Ended March 31,
$ in millions	2009	2008	Variance
Coal	$80.9	$83.9	$(3.0)
Natural Gas	3.3	2.3	1.0
Oil	(0.6)	2.2	(2.8)
Emission Allowances	(2.2)	(26.5)	24.3
Total Fuel Costs	$81.4	$61.9	$19.5

Purchased Power costs decreased $23.3 million for the three months ended March 31, 2009 compared to the same period in 2008.  On February 19, 2009, the Public Utilities Commission of Ohio (PUCO) approved DP&L’s request to defer transmission, capacity, and other PJM-related charges consistent with the provisions of Ohio Senate Bill 221 (SB 221).  The decrease in purchased power costs was due primarily to the PJM-related cost deferral, discussed above, of $23.0 million, of which $13.5 million related to 2008.

Additionally, purchased power volumes and average market rates were $15.6 million and $4.3 million lower, respectively, compared to the same period in 2008.  These decreases were partially offset by higher RTO capacity costs of $24.3 million.

	Three Months Ended March 31,
$ in millions	2009	2008	Variance
Purchased Power	$15.7	$35.6	$(19.9)
RTO Charges	30.6	35.3	(4.7)
RTO Capacity	36.4	12.1	24.3
Deferral of RTO related charges	(23.0)	—	(23.0)
Total Purchased Power	$59.7	$83.0	$(23.3)

Gross margin increased $2.7 million, or 1%, to $273.9 million for the three months ended March 31, 2009 compared to the same period in 2008.

Operation and maintenance expense increased $14.6 million, or 23%, for the three months ended March 31, 2009 compared to the same period in 2008.  This variance was primarily the result of higher plant production costs of $4.5 million due largely to costs associated with an unplanned outage and costs associated with the operation of flue gas desulfurization (FGD) and selective catalytic reduction (SCR) equipment; a $3.5 million increase in outside service costs primarily related to non-recurring costs associated with energy management activities; a $2.1 million increase in the Universal Service Fund (USF) rate rider related to assistance for low-income retail customers; and higher employee benefits and pension expenses of $2.8 million.

Depreciation expense for the three months ended March 31, 2009 increased $2.7 million compared to the same period in 2008 primarily as a result of higher asset balances due largely to the completion of the FGD projects.

General Taxes expense increased $2.3 million for the three months ended March 31, 2009 compared to the same period in 2008 primarily due to higher property taxes resulting from higher assessed property values and increased tax rates.

Amortization of Regulatory Assets expense decreased $1.2 million for the three months ended March 31, 2009 compared to the same period in 2008 primarily due to the 2004 and 2005 storm costs being fully recovered in the third quarter of 2008.

Interest expense for the three months ended March 31, 2009 increased $0.7 million, or 3%, compared to the same period in 2008 resulting primarily from lower capitalized interest of $4.4 million in 2009 due largely to the completion of the FGD projects at Stuart Station.  This increase was partially offset by a $1.6 million reduction due to the redemption in May 2008 of DPL’s $100 million 6.25% Senior Notes and lower interest rates on DP&L’s variable rate debt.

Income Taxes for the three months ended March 31, 2009 decreased by $9.0 million, or 20%, compared to the same period in 2008, primarily reflecting a decrease in pre-tax book income combined with a decrease in the effective tax rate resulting from the phase-out of the Ohio Franchise Tax.

Liquidity and Cash Flow

DPL’s cash and cash equivalents totaled $26.6 million at March 31, 2009, compared to $62.5 million at December 31, 2008, a decrease of $35.9 million.  The decrease in cash and cash equivalents was primarily attributed to the retirement of $175.0 million of long-term debt, $50.2 million of capital expenditures, $32.1 million of dividends paid on common stock, and $15.9 million used to repurchase outstanding stock warrants, partially offset by a $150.0 million borrowing from DP&L’s existing $220 million revolving credit facility, cash generated from operating activities of $75.6 million; $6.7 million from restricted funds drawn to fund pollution control capital expenditures and $5.0 million from the maturity of a short-term investment. At March 31, 2009, DPL had $7.8 million in restricted funds held in trust to fund pollution control capital expenditures.

On April 21, 2009, DP&L entered into a new $100 million unsecured revolving credit agreement with a syndicated bank group.  The new agreement is for a 364-day term expiring on April 20, 2010.

Construction additions were $29.8 million and $46.4 million during the three month periods ended March 31, 2009 and 2008, respectively, and are expected to approximate $150 million in 2009.  Construction additions in 2009 are expected to be financed with a combination of cash on hand, short-term financing, and cash flows from operations.  Capital projects are subject to continuing review and are revised in light of changes in financial and economic conditions, load forecasts, legislative and regulatory developments and changing environmental standards, among other factors.  For the period 2009 through 2011, DPL is projecting to spend an estimated $475 million on capital projects.

Electric Security Plan (ESP)

On February 24, 2009, DP&L filed a Stipulation Agreement (Stipulation) with the PUCO on its ESP filed October 10, 2008, as required by SB 221.  The Stipulation was signed by the PUCO staff, the office of the Ohio Consumers Counsel, and other intervening parties and among other things, extends DP&L’s rate plan through 2012, adjusts its fuel recovery mechanism beginning in 2010, and provides for the recovery of certain SB 221 compliance costs.  Approval of the Stipulation is pending before the PUCO.

About DPL

DPL Inc. (NYSE:DPL) is a regional energy company.  DPL was named one of Forbes’ “100 Most Trustworthy Companies” in 2009.

DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 3,700 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 900 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Matters discussed in this press release that relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements.  Forward-looking statements are based on management’s beliefs, assumptions and expectations of future economic performance, taking into account the information currently available to management.  These statements are not statements of historical fact and are typically identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” and similar expressions.  Such forward-looking statements are subject to risks and uncertainties, and investors are cautioned that outcomes and results may vary materially from those projected due to various factors beyond our control, including but not limited to: abnormal or severe weather and catastrophic weather-related damage; unusual maintenance or repair requirements; changes in fuel costs and purchased power, coal, environmental emissions, natural gas, oil, and other commodity prices; volatility and changes in markets for electricity and other energy-related commodities; performance of our suppliers and other counterparties; increased competition and deregulation in the electric utility industry; increased competition in the retail generation market; changes in interest rates; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, emission levels and regulations, rate structures or tax laws; changes in federal and/or state environmental laws and regulations to which DPL and its subsidiaries are subject; the development and operation of Regional Transmission Organizations (RTOs), including PJM Interconnection, L.L.C. (PJM) to which DPL’s operating subsidiary (DP&L) has given control of its transmission functions; changes in our purchasing processes, pricing, delays, employee, contractor, and supplier performance and availability; significant delays associated with large construction projects; growth in our service territory and changes in demand and demographic patterns; changes in accounting rules and the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; financial market conditions; the outcomes of litigation and regulatory investigations, proceedings or inquiries; general economic conditions; and the risks and other factors discussed in DPL’s and DP&L’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date of the document in which they are made.  We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

Inquiries concerning this report should be directed to:

Media Contact

Telephone (937) 224-5940

Investor Relations Contact

Craig Jackson

Assistant Treasurer

Telephone (937) 259-7033

The information contained herein is submitted for general information and not in connection with any sale or offer for sale of,

or solicitation of any offer to buy, any securities.

DPL Inc.

CONSOLIDATED STATEMENTS OF RESULTS OF OPERATIONS

	Three Months Ended
	March 31,
$ in millions except per share amounts	2009	2008
	(unaudited)
Revenues	$415.0	$416.1

Cost of revenues:
Fuel	81.4	61.9
Purchased power	59.7	83.0

Total cost of revenues	141.1	144.9

Gross margin	273.9	271.2

Operating expenses:
Operation and maintenance	77.0	62.4
Depreciation and amortization	35.9	33.2
General taxes	32.1	29.8
Amortization of regulatory assets	1.9	3.1

Total operating expenses	146.9	128.5

Operating income	127.0	142.7

Other income / (expense), net
Investment income	0.5	1.7
Interest expense	(21.7)	(21.0)
Other income (deductions)	(0.2)	(0.7)
Total other income / (expense), net	(21.4)	(20.0)

Earnings before income tax	105.6	122.7

Income tax expense	36.4	45.4

Net Income	$69.2	$77.3

Average number of common shares outstanding (millions):
Basic	112.1	109.3
Diluted	112.7	116.4

Earnings per share of common stock:
Basic	$0.62	$0.71
Diluted	$0.61	$0.66

Dividends paid per share of common stock	$0.285	$0.275

DPL Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,
$ in millions	2009	2008
	(unaudited)
Cash flows from operating activities:
Net income	$69.2	$77.3

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35.9	33.2
Amortization of regulatory assets	1.9	3.1
Deferred income taxes	2.9	4.8
Changes in certain assets and liabilities	(36.4)	30.5
Deferred compensation	(3.7)	(3.6)
Other	5.8	4.4
Net cash provided by operating activities	75.6	149.7

Cash flows from investing activities:
Capital expenditures	(50.2)	(65.3)
Maturity of short-term investment	5.0	—
Net cash used for investing activities	(45.2)	(65.3)

Cash flows from financing activities:
Exercise of stock options	—	1.1
Tax impact related to exercise of stock options	—	0.1
Repurchase of warrants	(15.9)	—
Retirement of long-term debt	(175.0)	—
Withdrawals of restricted funds held in trust, net	6.7	6.6
Dividends paid on common stock	(32.1)	(29.9)
Withdrawals from revolving credit facility	150.0	—
Net cash used for financing activities	(66.3)	(22.1)

Cash and cash equivalents:
Net change	(35.9)	62.3
Balance at beginning of period	62.5	134.9

Cash and cash equivalents at end of period	$26.6	$197.2

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$28.4	$24.7
Income taxes (refunded)/paid, net	$(5.0)	$10.2
Non-cash financing and investing activities:
Restricted funds held in trust	$7.8	$30.3
Accruals for capital expenditures	$15.9	$28.1

DPL Inc.

CONSOLIDATED BALANCE SHEETS

	At	At
	March 31,	December 31,
$ in millions	2009	2008
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$26.6	$62.5
Restricted funds held in trust	7.8	14.5
Accounts receivable, less provision for uncollectible accounts of $1.4 and $1.1, respectively	215.2	259.9
Inventories, at average cost	116.9	105.1
Taxes applicable to subsequent years	43.5	58.0
Other current assets	22.4	27.0
Total current assets	432.4	527.0

Property:
Property, plant and equipment	5,255.3	5,227.0
Less: Accumulated depreciation and amortization	(2,381.1)	(2,350.6)
Total net property	2,874.2	2,876.4

Other non-current assets:
Regulatory assets	256.1	233.7
Other deferred assets	35.2	38.0
Total other non-current assets	291.3	271.7

Total Assets	$3,597.9	$3,675.1

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion - long-term debt	$0.7	$175.7
Accounts payable	106.5	178.3
Accrued taxes	127.4	130.4
Accrued interest	18.5	25.0
Revolving credit borrowings	150.0	—
Other current liabilities	32.5	34.5
Total current liabilities	435.6	543.9

Non-current liabilities:
Long-term debt	1,376.0	1,376.1
Deferred taxes	439.5	433.7
Unamortized investment tax credit	37.2	38.0
Insurance and claims costs	18.4	17.6
Other deferred credits	266.5	267.3
Total non-current liabilities	2,137.6	2,132.7

Cumulative preferred stock not subject to mandatory redemption	22.9	22.9

Common shareholders’ equity:
Common stock, at par value of $0.01 per share	1.2	1.2
Warrants	19.8	31.0
Common stock held by employee plans	(22.5)	(27.6)
Accumulated other comprehensive loss	(43.7)	(44.6)
Retained earnings	1,047.0	1,015.6
Total common shareholders’ equity	1,001.8	975.6

Total Liabilities and Shareholders’ Equity	$3,597.9	$3,675.1

DPL Inc.

OPERATING STATISTICS

(unaudited)

	Three Months Ended
	March 31,
	2009	2008

Electric Sales (millions of kWh):
Residential	1,601	1,680
Commercial	916	959
Industrial	760	967
Other retail	338	347
Total retail	3,615	3,953

Wholesale	571	899

Total electric sales	4,186	4,852

Operating Revenues ($ in thousands):
Residential	$160,251	$155,669
Commercial	80,555	78,904
Industrial	53,841	58,137
Other retail	23,720	22,831
Other miscellaneous revenues	1,975	2,576
Total retail	320,342	318,117

Wholesale	30,904	57,071

RTO revenues	60,912	38,053

Other revenues	2,862	2,857

Total operating revenues	$415,020	$416,098

Other Statistics:
Average price per kWh - retail (cents)	8.81	7.98
Fuel cost per net kWh generated (cents)	2.53	2.05
Fuel cost per net kWh generated (cents)-includes allowance / coal sales and derivative gains	1.97	1.39
Electric customers at end of period	515,827	515,887
Average kWh use per residential customer	3,502	3,671
Peak demand - maximum one-hour use (mw)	2,708	2,623

Degree Days
Heating	2,893	3,042
Cooling	1	—

Inquiries concerning this report should be directed to:

Craig Jackson

Assistant Treasurer

Telephone (937) 259-7033

The information contained herein is submitted for general information and not in connection with any sale or offer for sale of,

or solicitation of any offer to buy, any securities.